UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2018

P & F INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-5332	22-1657413
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification Number)

445 Broadhollow Road, Suite 100, Melville, New York 11747

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (631) 694-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2018, P & F Industries, Inc. (the “Company”) and Joseph A. Molino, Jr. (“Mr. Molino”), the Company’s Vice President, Chief Operating Officer and Chief Financial Officer, entered into an Executive Employment Agreement (the “Employment Agreement”), effective as of January 1, 2018. The prior executive employment agreement between the Company and Mr. Molino expired by its terms on December 31, 2017.

The Employment Agreement provides for Mr. Molino to serve as the Company’s Vice President, Chief Operating Officer and Chief Financial Officer; provided, that prior to a Change in Control (as defined in the Employment Agreement), the Company may in its sole discretion remove any or all of the Executive’s titles (and the related responsibilities) other than Chief Operating Officer. The term of the Employment Agreement expires on December 31, 2020, unless sooner terminated pursuant to the provisions of the Employment Agreement. Pursuant to the Employment Agreement, Mr. Molino will receive a minimum annual base salary of $400,000. Mr. Molino’s base salary will be reviewed annually by the Board of Directors of the Company (the “Board”) (or a committee thereof) and may be increased, but not decreased, from time to time. Mr. Molino will be eligible for an annual incentive payment in accordance with the terms and conditions of the Company’s Bonus Plan (as defined in the Employment Agreement) with performance goals to be set by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion, with a target of 35% of his then-current base salary, and a maximum bonus based on exceeding performance targets as established by the Compensation Committee of 58% of his then-current base salary. Mr. Molino will also receive (i) senior executive level employee benefits and (ii) a Company-provided automobile and the payment of certain related expenses.

In the event Mr. Molino’s employment is terminated by the Company without Cause (as defined in the Employment Agreement), or Mr. Molino resigns for Good Reason (as defined in the Employment Agreement), he will receive all accrued amounts of base salary, unpaid bonuses for the prior year, unreimbursed expenses and amounts due under benefits plans in accordance with their terms and, subject to his execution of a general release, (i) he will continue to receive his base salary for 12 months, (ii) he will receive a pro rata bonus for the year of termination, and (iii) the Company will pay him monthly an amount equal to the difference in his COBRA premium and the active employee contribution for medical coverage until the earlier of (a) 18 months from the date of termination, (b) his becoming eligible for medical benefits from a subsequent employer, or (c) his becoming ineligible for COBRA (the “COBRA Payments”).

In the event Mr. Molino’s employment is terminated by the Company without Cause or he resigns for Good Reason within two years following a Change in Control (as defined in the Employment Agreement), then subject to his execution of a general release, he will receive the amounts set forth in the previous paragraph in addition to a lump sum amount equal to his target annual bonus for the fiscal year in which his termination occurs; provided, that the COBRA Payments set forth in clause (iii)(a) of the previous paragraph shall extend for up to 12 months from the date of termination rather than up to 18 months from the date of termination; and provided further, that in the event of a 409A Change in Control (as defined in the Employment Agreement) he will receive the base salary severance payment set forth in clause (i) of the previous paragraph in a lump sum rather than in installments. Notwithstanding the foregoing, in the event an Excise Tax (as defined in the Employment Agreement) would otherwise be incurred by Mr. Molino, amounts paid to Mr. Molino upon a Change in Control will be reduced to 2.99 times his “base amount” (as determined in accordance with Sections 280G of the Internal Revenue Code of 1986, as amended).

Pursuant to the Employment Agreement, during term of his employment and for a period of twelve months after termination of his employment, Mr. Molino is prohibited from (i) competing with the Company, (ii) soliciting or hiring the Company’s employees, representatives or agents, or (iii) soliciting any of the Company’s customers. The Employment Agreement also prohibits Mr. Molino from using or disclosing the Company’s non-public, proprietary or confidential information.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K which is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

10.1	Executive Employment Agreement, dated as of January 1, 2018, between the Company and Joseph A. Molino, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P & F INDUSTRIES, INC.

Date: January 30, 2018
	By:	/s/ Joseph A. Molino, Jr.
Joseph A. Molino, Jr.
Vice President, Chief Operating Officer and Chief Financial Officer